Exhibit 99.2

The Following are excerpts from the Script of the Registrant’s Conference Call held on December 1, 2005 that include non-GAAP financial information for purposes of Regulation G

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Douglas Bergeron, Chairman and CEO:

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•                  We achieved record Gross Margins and EBITDA margins this quarter. Gross Margins, excluding non-cash amortization of purchased intangibles and stock compensation expenses were 44.0%.  EBITDA, as adjusted margins were 20.3%.

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•                  This revenue growth and margin expansion resulted in substantial improvements in net income. Specifically, GAAP net income of $12.1 million this quarter more than quadrupled from the $2.8 million in the fourth quarter of last year.  Net Income, as adjusted for non-cash amortization of purchased intangibles and debt issuance costs, as well as stock compensation expense, again more than doubled from the fourth quarter of last year, increasing to $14.9 million from $6.0 million.   Earnings per diluted share was 18 cents versus 5 cents per share on a GAAP basis, and 22 cents versus 11 cents last year on a Net Income, as adjusted basis.

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Barry Zwarenstein, Senior Vice President and Chief Financial Officer:

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•                  As noted earlier, fourth quarter fiscal 2005 GAAP net income was $12.1 million, more than quadruple the $2.8 million in the fourth quarter of last year. EBITDA, as adjusted this quarter was $26.5 million.  This was over 70% higher than the $15.5 million EBITDA, as adjusted, earned in the prior year quarter.  EBITDA  margins also improved significantly, from 14.3% last year to 20.3% this year.

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•                  The main drivers for this improvement in EBITDA, as adjusted, versus last year, were of course, the substantial increases in revenue and Gross Margin.

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•                  Switching now to Gross Profit:

•                  In the ensuing discussion of Gross Profit, I want to stress that we exclude both the amortization of purchased core and developed technology and stock-based compensation. These amounts are also excluded from Net Income, as adjusted.  Please note that for ready reference these items are clearly reflected on the income statement and the footnotes thereto, as well as the reconciliations included in our earnings release.

•               Gross Profit Margins were 44.0% compared to the 38.3% in the fourth quarter of last year, and 42.0% in the third quarter of 2005. The sequential increase of 2.0 percentage points was driven primarily by two factors. First, the large increase in the international gross margin percentage Doug referred to earlier, and second the increase in the proportion of domestic revenue from 57% to 61%.

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•                  Before providing guidance for the first quarter 2006, I would like to bring to your attention that in the Investor Relations section on our web site, we have posted a reconciliation between GAAP and Non-GAAP revenue and Net Income for the first quarter guidance.

•                  Our guidance for the first quarter is for revenue of between 127 million dollars to 132 million dollars, Net Income, as adjusted of between 14.6 million dollars and 15.4 million dollars and GAAP Net Income of between 11.8 million dollars and 12.6 million dollars. With an estimated 68.8 million fully diluted shares outstanding, we are expecting EPS on a Net Income, as adjusted basis of between 21 and 22 cents, and on a GAAP basis of between 17 and 18 cents.

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•                  This range of Net Income for first quarter guidance reflects a year over year increase in Net Income, as adjusted in excess of 50 percent.

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VERIFONE HOLDINGS, INC.

RECONCILIATION OF GUIDANCE FOR NON-GAAP FINANCIAL MEASURES

TO PROJECTED GAAP REVENUE AND NET INCOME

(In $million)

	Three months ending January 31, 2006
	Non-GAAP			GAAP
	Range of Estimates			Range of Estimates
	From	To	Adjustments	From	To

Net revenues	$127.0	$132.0	$(0.2)[a]	$126.8	$131.8

Net income	14.6	15.4	(2.8)[b]	11.8	12.6

[a]	Reflects an estimated adjustment for the amortization of step-up in deferred revenue of approximately $0.2M

[b]	Reflects estimated adjustments as follows:

		Before Tax	After Tax @34%

(i)	Amortization of purchased core and developed technology assets	$2.8	$1.8
(ii)	Stock compensation expenses	1.0	0.6
(iii)	Amortization of debt issuance costs	0.2	0.2
(iv)	Amortization of step-up in deferred revenue	0.2	0.2
		$4.2	$2.8